Exhibit 23a1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (this "Registration Statement") of Fortune Brands, Inc. (the "Registrant"), and the prospectuses related hereto, of our report dated January 22, 2004 relating to the consolidated financial statements of the Registrant, which appears in the 2003 Annual Report to Stockholders of the Registrant, which is incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 22, 2004, related to the consolidated financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

 PRICEWATERHOUSECOOPERS LLP

 Chicago, Illinois 60606
May 7, 2004